Exhibit B-2

GREAT PLAINS ENERGY
SERVICES INCORPORATED

SERVICE AGREEMENT
PROCEDURES

_______, 2003

Introduction

Great Plains Energy Services Incorporated ("GPES") will provide a variety of administrative, management and support services to Great Plains Energy Incorporated ("GPE") and other GPE system companies and business units (Client Companies). GPES will be subject to the rules and regulations of the Securities and Exchange Commission (SEC) pursuant to the Public Utility Holding Company Act of 1935 (PUHCA), and in particular, to Section 13 thereof.

Service Agreements and Service Requests

GPES will enter into a Service Agreement with a Client Company that is substantially similar to the Service Agreement attached hereto as Exhibit A. The Service Agreement will set forth in general terms the services to be performed by GPES directly or indirectly for a Client Company. GPES and each Client Company will prepare work orders, in the form of Service Requests, to specify the services to be performed by GPES for a Client Company. A sample Service Request is attached hereto as Exhibit B. Additional documentation of work to be performed pursuant to Service Requests may be used by the parties.

The purpose of the Service Request is to establish service expectations between GPES and each Client Company. Each Service Request will be reviewed and agreed upon on an as needed basis by authorized representatives of GPES and each Client Company. In conjunction with this review of Service Requests, the allocation methods and ratios presented in Service Agreement Appendices A and B shall be reviewed and agreed upon by the parties.

Each Service Request is approved by the individual(s) authorized to represent GPES and the Client Company related to the services to be provided.

Accounting Procedures

GPES will maintain a process which allows it to accumulate costs in Project IDs. Where possible, these costs will be charged out to Client Companies using direct charging methodologies, including time and materials. Project IDs collect resource costs for services and activities described in the Service Request. This process supports the philosophy of billing costs to the Client Company on an appropriate basis. GPES will use this process to maintain accounting systems to record all of its costs.

Costs will be billed to Client Companies as work is performed and costs are incurred. The GPES Accounting Division is responsible for ensuring that all of the billing methodologies are consistent with the Service Agreement approved by the SEC.

Direct Costs are defined as those that can be identified as being applicable to services performed for a single Client Company or group of Client Companies. Direct costs include the fully distributed cost of providing that particular service. The fully distributed costs include labor costs, labor related costs (such as pensions and benefit costs, and facility costs), IT costs, outside services where applicable, back office support costs of running GPES, and other non-labor costs such as materials and supplies. Direct Costs will be charged to the Client Company or Client Companies responsible for the activity.

Indirect Costs include those costs of a general nature such as general services, and other support costs which cannot be specifically identified to a client company or companies or to a specific service and therefore must be allocated. An example of Indirect Costs is Corporate Services, which consists of, for example, functions such as corporate finance, corporate secretary, internal audits, investor relations, external reporting and corporate communications. The allocation to Client Companies will be based on factors identified in Appendix B attached to the Service Agreement.

Services and Service Requests

Initially, GPES and the Client Companies will have the responsibility to determine which services will be provided by GPES, except for Corporate Services (as defined in the Service Agreement), which shall be provided by the Service Company and cannot be declined by the Client Companies. Thereafter, Client Companies will have the responsibility to request new or additional services from GPES.

Services provided will be reviewed on an as needed basis by GPES and Client Companies. Service Requests will be prepared for on-going or special services which benefit one or more Client Companies. Examples of on-going services are payroll processing and IT desktop support. Examples of special services include requests to prepare FERC Form 1 schedules, projects and special studies and analyses. Service Requests will be approved by the individual(s) authorized to represent GPES and each Client Company in accordance with applicable policies and procedures (an example of such policies and procedures is the excerpt from Kansas City Power & Light Company Policy and Procedure KCPL-103, attached hereto as Exhibit C solely for purposes of illustration). In all cases, the authorized approvers representing GPES and the Client Company will be different individuals.

Each Service Request will contain one or more Project IDs which will be used to accumulate the costs to the Service Company of providing the services under the Service Request. A new Service Request will be executed by Service Company and Client in the event a new service category is added to Appendix A of the Service Agreement (subject, however, to the provisions of Section 1.1 of the Service Agreement). A new Service Request, establishing new or different Project IDs, may be also appropriate for a project or activity falling within the categories of services contained in Appendix A. However, the cost of the activity or project may be able to be captured in an existing Service Request. The following items, among others, may be considered in determining the need for a new Service Request:

1.   No existing Service Request uses a billing methodology that is appropriate for the activity or project.
2.   No existing Service Request distributes costs to GPE, the desired Client Company or affiliates for the activity or project.
3.   The total estimated annual cost of the activity or project is greater than $100,000.
4.   There is a regulatory or corporate requirement to allocate or accumulate costs in a specific manner for an activity or project.

Service Request Monitoring and Control

GPES Accounting Division is responsible for reviewing, monitoring and maintaining the Service Request system. GPES Accounting Division will also authorize new Service Requests. All Service Requests will be maintained in a common depository that lists each Project ID, brief description, and the method of allocation. The listing will be reviewed at least annually and updated for all new and outdated Service Requests/Project IDs.

Allocation Factors Update and Revisions

Allocation factors will be based on cost drivers specifically applicable to the service provided. GPES Accounting Division will have the primary responsibility for ensuring that allocation factors are correct, accurate and current. Allocation factors utilized by GPES must be approved by the SEC. The raw data used for the allocations will be updated at least annually, and more frequently for major occurrences such as acquisitions and sale of assets.

GPES Accounting Division will be responsible for evaluating new allocation methodologies and will coordinate SEC approval efforts with the Legal Department. Changes to allocations require advance written notice to the SEC of not less than 60 days prior to the proposed effective date of the change. If a formula is used to allocate costs, then changes to the formula require advance notice to the SEC as described. Updates to variables in the formula do not require SEC notification.

A list of current allocations will be filed annually with the SEC on Form U-13-60.

Time Reporting

All GPES employees, including executives, shall keep, within reasonable cost, time records supporting labor charged to separately identifiable goods and services performed for Client Companies.

Employees will record time daily in a minimum of half-hour increments. The employee's supervisor or authorized delegate will review and approve time reports. Time records will be maintained in accordance with record retention requirements set forth in 17 CFR 257, but in any event, will be maintained for at least six years.

Billing and Review

GPES shall prepare a monthly invoice detailing the work performed by Service Request for each Client Company. Payment shall be made by the Client Company by making remittance or by making (offsetting) accounting entries of the amount billed. Payment term (or appropriate offsetting accounting entries) is thirty days of receipt.

Dispute Resolution Procedure

In the event there is a dispute between the Client Company and GPES regarding a billing methodology and/or amount, GPES Accounting Division and representatives of the Client Company will meet to discuss the issue. If a resolution cannot be reached among the parties, the issue will be referred to the GPE Advisory Committee for final disposition.

Internal Audit Control

Audit Services, under the direction of the Senior Vice President - Corporate Services, will conduct periodic reviews of GPES's business processes and systems to ensure that the services provided are properly documented and charged to the Client Companies on an appropriate basis. Reviews shall be performed such that all major service areas are evaluated over time. Audit Services will also conduct reviews of transactions and Service Request charge methods to assess whether they comply with SEC requirements.

Audit Services maintains an independent role and has direct contact to GPE's Audit Committee. Audit findings, recommendations and progress toward resolution of findings are reported to the Audit Committee and senior management as appropriate.

Budgeting

After the transition phase, budgeting for GPES will be a joint effort between it and other Client Companies. Renewal / revision of Service Requests for the upcoming budget period will provide the basis for preparing budgets.

Evaluation

GPES will review its costs for competitiveness on a regular basis. Benchmarking and other measurement techniques will be used to the extent deemed appropriate and agreed-to between GPES and Client Companies. Additionally, GPES will also initiate a customer review process to gauge the value and quality of the services provided. Results will be shared with the Client Companies to allow them to evaluate cost effectiveness and assess alternate options.

Exhibit A

Service Agreement

Exhibit B
Service Request

To Be Completed by Requestor:

Description/Scope of Service Requested: Requestor/Sponsor:
Term of Service Requested: ☐ From:________________________ To: ____________________________ or ☐ Ongoing

To Be Completed by Service Provider:
Project ID Description

Service Provided:

Estimated cost:

  Project Type:   ☐   O&M     ☐   CONST  (Note: if this is a Construction project, additional forms and approvals should be submitted to Property Accounting ).

Contact Person/ Project Leader:

How to be Billed: Direct Bill to: ☐ GPE (Holding Co.) ☐ HSS ☐ KCP&L ☐ WFINC ☐ Great Plains Power ☐ KLT Subs ☐ _______________________________ or if Allocated: Factor Used

APPROVALS
SERVICE COMPANY	CLIENT COMPANY

Signature	Signature

Name	Name

Title	Title

Exhibit C

Excerpt from Kansas City Power & Light Company
Policy and Procedure KCPL-103

KCP&L - 103

APPROVAL AUTHORITY FOR
BUSINESS TRANSACTIONS

OVERVIEW

All business transactions must be approved by an associate who has the required authority and responsibility to verify that the transaction is proper. The purpose of this procedure is to establish the approval authority for transactions that are necessary to conduct KCP&L business. This includes approval authority for employment related matters, ie: hiring, promotions.

DEFINITION OF BUSINESS TRANSACTIONS

A business transaction is any economic event that impacts KCP&L's financial statements (assets, liabilities, capital, revenue or expenses), stated in a form that can be accepted and processed in one or more of KCP&L's accounting systems.

CORPORATE APPROVAL SYSTEM

KCP&L business transactions can be approved based on authorizations documented in the Corporate Approval System. This system lists eligible associates and the approval authorizations granted to that associate by KCP&L's Officers for the major types of business transactions. All business transactions will be approved by an authorized associate knowledgeable enough to verify that the transaction is proper. Approval authorizations can be verified by department cost center for approvals through the Corporate Approval System on the Accounting Division's intranet site.

Regardless of authorization amount granted to an associate, every business transaction must be approved by a position higher than the associate initiating the transaction except one initiated by the KCP&L President or where specifically exempted in this policy.

KCP&L TRANSACTION APPROVALS

To provide for increased consistency and control, certain transactions have been excluded from the Corporate Approval System. Approval requirements for these transactions, also listed in Section 1 below, have been set at a Company level and can only be changed by the KCP&L President or a KCP&L Vice President.

ELIGIBILITY FOR APPROVAL AUTHORIZATION

Generally, only supervisory associates are eligible to approve business transactions, unless justified by the nature of an associate's job responsibilities. Supervisors include those temporarily stepped-up from their Union position.

DELEGATION

When operationally necessary, approval authority may be temporarily delegated to a person with a lower level of responsibility as long as the person to whom authority is delegated has sufficient knowledge to verify the correctness of the business transactions. The delegated approval authority can not exceed the authority of the person delegating it.

FORM OF APPROVAL

Approval shall be designated at least by first initial and last name, of the person giving approval to the business transactions. A person acting temporarily on behalf of an absent associate shall indicate approval in the following manner:

John Doe
for
James Smith

Manually written approval is not necessary when a business transaction is approved through the Voucher Imaging Payable System (VIPS). All invoices that do not bear a manually written approval shall be submitted to the VIPS system for an electronic approval. The VIPS system shall identify the approver based upon an assigned Operator ID and password, and will allow the associate the capability to approve a voucher based upon the dollar limits as defined by the Corporate Approval System. A record of the approver shall be maintained by the system for historical purposes.

For some approval transactions, an additional or higher level of approval than stipulated in the Corporate Approval System is sometimes required. See Section 1 below for these requirements.

ESTABLISHING AND UPDATING APPROVAL AUTHORIZATION

Establishment of new or revised approval authorizations can be made by submitting a properly approved request to the Accounting Division.

When establishing a new position in which the associate will require approval authority, the Vice President or a management associate two levels above the level being established will be responsible to approve the authorization and ensure the following steps are completed:

   (a)  Determine and advise associate of assigned approval authority.
   (b)  Forward approved authorizations to the Accounting Division.

FURTHER INFORMATION	If further information is desired on this procedure, contact the Accounting Division.
BUSINESS TRANSACTION APPROVALS

Section 1 - Dollar Transactions Section 2 - Employment Related Transactions Section 3 - Other

SECTION 1 - APPROVAL OF DOLLAR TRANSACTIONS

CORPORATE APPROVAL SYSTEM

Subject to the limitations shown under "Corporate Established Approvals" below, associates can approve the following transactions based on authorizations documented in the Corporate Approval System.

Items to be approved	Position(s) Approving
Authorizations for construction projects:	Per the Corporate Approval System
Purchase Requisitions:	Per the Corporate Approval System
Not Under Approved Authorizations Under Approved Authorizations
Invoices:	Per the Corporate Approval System
Purchase Orders: Invoices that cause accumulated expenditures to exceed the purchase order (P.O.) authorized amount or lease term require approvals as follows:

-  Invoices which when added to prior invoices exceed the P.O. by 10% or $50,000
-  Invoices which when added to prior invoices exceed the P.O. by both 10% and $50,000
-  Invoices for lease periods which cause the lease to exceed the approved term by 4 or more months
-  Invoices for lease periods which cause the approved lease to exceed the approved term by 4 or more months and which when added to prior invoices exceed the approved lease amount by $50,000

Director or Vice President Vice President Director or Vice President Vice President
Direct Pay and Check Requests:	Per the Corporate Approval System
Out-of-Town Travel: Reimbursement of Expenses to Associate	Per the Corporate Approval System
Contracts: Certain contracts require approvals in addition to those stipulated in the Corporate Approval System:
Nonstandard contracts	General Counsel or designee, Purchasing, or KCP&L Vice President, Department
Standard contracts - Development of initial form	General Counsel or designee
PROCEDURAL OR OPERATIONAL APPROVALS
Item To Be Approved	Position(s) Approving
Desktop Computer Equipment or Software	Information Technology Services and KCP&L department head
Information Technology projects	KCP&L President or designee

Contributions/Donations

Up to $100 each if within approved contribution budgets

If within the Board of Directors' allocated budget

Other monetary or property contributions within Board of Director guidelines

Superintendents-South, and East Districts KCP&L Vice President KCP&L President

Damage Settlement Claims

Property Damage Claims - Settlement authority (except where precedent setting or where associate is empowered under the customer guarantee program)

-  Up to $100

-  Up to $500

-  Up to $1,000
     ~Related to alleged inadequate or        faulty electric service

-  Other to $2,000

-  Current contract levels

-  Above $2,000

1st level Supervisor in Customer Service

2nd level Supervisor in Customer Service

Manager, Customer Communications Center or designee

Superintendent, Distribution up to Manager, Distribution

Authorized Risk Management Contractor

KCP&L Vice President concerned with concurrence of any other potentially affected areas

Damage settlement claims which may set precedence	General Counsel or designee
Personal injury claims Combination personal injury and property Vehicular accidents	Law Department Attorneys Law Department Attorneys Law Department Attorneys; Authorized Risk Management Contractor (to current contract levels)
Fleet equipment acquisitions and modifications over $500, regardless of power source	Manager, Support Operations KCP&L V.P. if unbudgeted
Materials - Overshipments - Stores Requisitions

Manager or Superintendent if overshipment is over $500 or 10% of order total.
Director if overshipment is $10,000 or more

First level Supervision - May be after the fact approval based on monthly report of associate requisitions

Cellular telephones	Department Head
Moving Expenses	KCP&L Vice President and Human Resources Division
Office furniture over $500/piece or $1,000 total purchase Budgeted Unbudgeted	Budget in individual departments. Purchase by Facilities Construction and Maintenance to provide adherence to Company standards
Purchase Orders	Purchasing Department
Reimbursement of associate incurred business expenses other than out of town travel and other costs specifically identified above	Immediate Supervisor
Remittance to outside agencies of amounts withheld from associate paychecks or collected from customers	Asst. Controller or KCP&L Vice President
Establishment of repetitive wire transfers of Company funds	Two officers
Use of repetitive wire transfers of Company funds Non-repetitive wire transfers of Company funds	Treasury Dept. associates One officer